New Perspective Fund, Inc.
333 South Hope Street
Los Angeles, CA 90071

Telephone (213) 486-9200
Fax (213) 486-9455

March 31, 2012

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$299,680
Class B	$125
Class C	$2,117
Class F1	$10,596
Class F2	$7,118
Total	$319,636
Class 529-A	$10,161
Class 529-B	$0
Class 529-C	$525
Class 529-E	$397
Class 529-F1	$377
Class R-1	$231
Class R-2	$1,204
Class R-3	$8,484
Class R-4	$12,022
Class R-5	$15,623
Class R-6	$44,507
Total	$93,531

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2850
Class B	$0.0068
Class C	$0.0450
Class F1	$0.2809
Class F2	$0.3589
Class 529-A	$0.2732
Class 529-B	$0.0000
Class 529-C	$0.0576
Class 529-E	$0.1982
Class 529-F1	$0.3382
Class R-1	$0.0830
Class R-2	$0.0608
Class R-3	$0.1961
Class R-4	$0.2846
Class R-5	$0.3687
Class R-6	$0.3829

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,030,537
Class B	15,965
Class C	44,604
Class F1	38,555
Class F2	20,166
Total	1,149,827
Class 529-A	37,994
Class 529-B	2,094
Class 529-C	9,213
Class 529-E	2,000
Class 529-F1	1,177
Class R-1	2,916
Class R-2	19,237
Class R-3	43,181
Class R-4	43,465
Class R-5	41,774
Class R-6	119,932
Total	322,983

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$29.75
Class B	$29.39
Class C	$28.98
Class F1	$29.60
Class F2	$29.72
Class 529-A	$29.51
Class 529-B	$29.19
Class 529-C	$29.02
Class 529-E	$29.28
Class 529-F1	$29.46
Class R-1	$28.81
Class R-2	$29.00
Class R-3	$29.26
Class R-4	$29.46
Class R-5	$29.73
Class R-6	$29.77